Exhibit 99.1

GILEAD AND JAPAN TOBACCO SIGN LICENSING AGREEMENT FOR
NOVEL HIV INTEGRASE INHIBITOR

FOSTER CITY, Calif.—(BUSINESS WIRE)—March 22, 2005—Gilead Sciences, Inc. (Nasdaq:GILD) today announced that the company has entered into a licensing agreement with Japan Tobacco Inc. (JT), under which JT has granted to Gilead exclusive rights to develop and commercialize a novel HIV integrase inhibitor (JTK-303) in all countries of the world, excluding Japan, where JT will retain rights.

Under the terms of the agreement, Gilead will pay to JT an upfront payment of $15 million and additional cash payments of up to $90 million upon the achievement of certain milestones. Gilead will also pay to JT a royalty based on future product sales in the territories where Gilead will market the drug. The agreement announced today is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

As a result of the financial impact of this agreement, Gilead is providing an update on its financial guidance for research and development (R&D) expenses for 2005. Gilead’s revised guidance for full year R&D expenses is now in a range of $250 to $270 million, up from the guidance of $240 to $260 million provided on the January 27, 2005 earnings conference call.

“We are very pleased to partner with JT to develop this compound, which is from a novel class of drugs that target the integrase enzyme,” said John C. Martin, PhD, President and CEO, Gilead Sciences. “HIV has been and continues to be a leading research and development priority at Gilead, and our efforts are focused on identifying compounds in established classes of HIV drugs and also exploring therapies with new mechanisms of action. We believe this particular compound has a profile that is complementary to our existing HIV products, and we look forward to advancing it forward in clinical trials later this year.”

“JT has long been committed to the exploration of anti-HIV drugs, and our efforts are gaining significant momentum. Today we are extremely pleased to announce our partnership with Gilead, an ideal partner in the field of anti-HIV drug development,” said Noriaki Okubo, President of JT’s Pharmaceutical Business. “Together, we’re going to make every effort to advance this therapy into clinics as quickly as possible with the goal that it will someday benefit patients suffering from HIV.”

Integrase is one of the key enzymes required for HIV to replicate. By inhibiting this enzyme, the integration of HIV DNA into the DNA of immune system cells (the process by which infection occurs) is disabled. JT’s compound has previously been evaluated in a Phase I study in Japan to assess bioavailability and pharmacokinetics in healthy volunteers. Gilead plans to initiate Phase I/II clinical studies in HIV-positive patients by mid-year.

Gilead and JT first partnered in July 2003, when the companies announced an agreement granting JT commercialization rights for Truvada(R) (emtricitabine and tenofovir disoproxil fumarate), Viread(R) (tenofovir disoproxil fumarate) and Emtriva(R) (emtricitabine) in Japan.

About Gilead Sciences and Japan Tobacco

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Japan Tobacco Inc. is the world’s third largest international manufacturer of tobacco products. Since its privatization in 1985, JT has actively diversified its operations into pharmaceuticals and foods. JT entered into the pharmaceutical business in 1987 and established the Central Pharmaceutical Research Institute in 1993. JT is currently engaged in the research and development of new drugs in various areas such as glucose and lipid metabolism, anti-virus, immune disorders and inflammation, and bone metabolism. The company’s net sales were YEN4.625 trillion in the fiscal year that ended March 31, 2004.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks related to Gilead’s ability to develop and commercialize this product. For example, initiating and completing clinical trials may take longer or cost more than expected. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

Truvada, Viread and Emtriva are registered trademarks of Gilead Sciences, Inc.

For more information on Gilead Sciences, please visit the company’s web site at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

CONTACT: Gilead Sciences, Inc.

Susan Hubbard, 650-522-5715 (Investors)

Erin Edgley, 650-522-5635 (Media)

SOURCE: Gilead Sciences, Inc.